UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of The
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 18, 2010

CITY NATIONAL BANCSHARES CORPORATION
(Exact name of registrant as specified in charter)

State of New Jersey	0-11535	22-2434751
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

900 Broad Street, Newark, New Jersey		07102
(Address of principal executive offices)		(zip code)

Registrant’s telephone number, including area code: (973) 624-0865

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On May 18, 2010, the City National Bancshares Corporation (the “Corporation”) and City National Bank of New Jersey (the “Bank”) entered into a new employment agreement with Louis E. Prezeau to serve as the President and Chief Executive Officer of both entities.  The agreement is for a term of one year and will automatically renew for successive one year terms unless six months notice is given prior to the expiration of the agreement.  Under the agreement, Mr. Prezeau is entitled to an annual salary of $268,000, which may be increased annually at the discretion of the Board.

Upon termination of the employment agreement with or without cause, or upon death or disability, Mr. Prezeau is entitled to receive accrued and unpaid salary and benefits thereunder as of such termination date.  In addition, solely upon (a) death while employed, the Corporation must continue health benefits for Mr. Prezeau’s family members for one year after death, and (b) disability, the Corporation must provide long term disability benefits for Mr. Prezeau, including an additional long term disability policy providing a disability benefit of an amount equal to two-thirds of Mr. Prezeau’s annual base salary in effect at the time of disability.

Mr. Prezeau is also entitled to fringe, medical, health and life insurance benefits, including life insurance for an amount of up to three times his base salary then in effect and a $1,200 per month car allowance.

The foregoing summary of the above described employment agreement is not intended to be complete, and is qualified in its entirety by reference to the employment agreement which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated by reference into this Item 1.01.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description of Exhibit

10.1	Employment Agreement, dated as of May 18, 2010, by and among City National Bancshares Corporation, City National Bank of New Jersey and Louis E. Prezeau

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITY NATIONAL BANCSHARES CORPORATION
Date: May 21, 2010	By:	/s/ Edward R. Wright
Edward R. Wright
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description of Exhibit

10.1	Employment Agreement, dated as of May 18, 2010, by and among City National Bancshares Corporation, City National Bank of New Jersey and Louis E. Prezeau

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